Execution Version

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is dated March 31, 2011, between TRANS ENERGY, INC., Nevada corporation (“TEI” or “Seller”), and REPUBLIC ENERGY VENTURES, LLC, a Delaware limited liability company (“Buyer”).  For value received, Seller and Buyer agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale.  Subject to the terms of this Agreement, Seller agrees to sell the Properties, as defined in Section 1.2 below, to Buyer and Buyer agrees to purchase the Properties from Seller.

1.2 Properties.  The Properties are:

(a) an undivided 28.24505% of Seller’s Existing Interests, to the extent such interests are within the definition of “Eligible Lease,” together with all other rights and interests arising by operation of law or otherwise in connection with the pooling, unitization or communitization of any of the oil, gas and mineral leases described in this paragraph, and as such leases are described in Exhibit “A” attached hereto (the “Leases”);

(b) to the extent assignable or transferable, equivalent interests (as specified in Section 1.2(a)) in all agreements and other rights relating to the Leases, including, without limitation, those listed in Schedule 1.2(b) and any other of the following:  production purchase or sale agreements; net profits agreements; production processing, balancing, compression and transportation agreements; farmout, dry hole, bottom hole, acreage contribution and operating agreements; area of mutual interest agreements; salt water disposal agreements; unitization and pooling agreements; and claims and causes of action arising after the Closing out of any of the items described in this paragraph (“Contracts”);

(c) to the extent assignable or transferable, equivalent interests (as specified in Section 1.2(a)) in all surface interests, rights-of-way, easements, leases, permits, licenses and other similar rights and interests which are held or used in connection with the Leases, including, without limitation, those listed in Schedule 1.2(c) (“Surface Rights”); and

(d) copies of all of Seller’s data, records and information relating to the Leases, the transfer of which is not prohibited, including, without limitation, geological, geophysical and engineering data and interpretations; production records; land, legal, title and contract files; and revenue, expense and other accounting records for the twelve month period preceding Closing (“Data”).

 1.3 Definitions.  As used in this Agreement:

“AJDA” means that certain Farmout and Area of Joint Development Agreement by and between Seller and Republic Partners VI, LP dated April 4, 2007, and accepted May 2, 2007, as heretofore amended.

“AJDA Amendment” has the meaning specified in Section 8.1(e).

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person.

“Agreement” has the meaning specified in the preamble hereof.

“Buyer” has the meaning specified in the preamble hereof.

“Buyer’s Title Review” has the meaning specified in Section 6.3.

“Closing” has the meaning specified in Section 2.1.

“Closing Date” has the meaning specified in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” has the meaning specified in Section 1.2(b) above.

“Conveyance” shall mean a Conveyance and Bill of Sale substantially of the form set forth in Exhibit “B-1”.

“Defensible Title” means with respect to the Leases, such record title and ownership by Seller that:

(a) except as set forth on Schedule 4.6, entitles Seller to receive and retain, without reduction, suspension or termination, not less than the percentage set forth in Exhibit “A” as Seller’s “net revenue interest” or “CO NRI” of any future Hydrocarbons produced, saved and marketed from each Lease as set forth in Exhibit “A” through plugging, abandonment and salvage of all wells drilled pursuant to such Lease, and except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), or the entry into pooling or unitization agreements after the date hereof unless made in breach of the provisions of Section 6.2;

(b) obligates Seller to bear not greater than the percentage set forth in Exhibit “A” as Seller’s “working interest” or “CO WI” of the costs and expenses relating to the maintenance, development and operation of each Lease (including the plugging and abandonment and site restoration with respect to all future wells located thereon or attributable thereto), through plugging, abandonment and salvage of all wells drilled pursuant to such Lease, and except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), or the entry into pooling or unitization agreements after the date hereof unless made in breach of the provisions of Section 6.2;

(c) is free and clear of all Liens, except Permitted Liens;

(d) reflects that all bonuses, royalties, rentals, Pugh clause payments, shut-in gas payments and other payments due with respect to such Lease have been properly and timely paid; and

(e) reflects that all consents to assignment, notices of assignment or preferential purchase rights which are applicable to or must be complied with in connection with the transaction contemplated by this Agreement, or any prior sale, assignment or the transfer of such Lease, have been obtained and complied with.

“Eligible Lease” means a Lease which:

(a) if not held by production, has a primary term which will not expire prior to January 1, 2012, in the absence of further payments or operations to be paid or performed by the lessee;

(b) has a term extending for as long as oil or gas is produced in paying quantities;

(c) contains customary pooling rights and the right to extend the Lease by reworking, new drilling, shut-in royalties, or in the event of force majeure conditions;

(d) imposes no obligations on the lessee for development or exploration beyond a reasonable obligation to protect against drainage or a continuous drilling or Pugh clause where acreage not within the spacing units for producing wells may be subject to release if a reasonable drilling schedule beyond the primary term is not maintained;

(e) does not restrict the lessee’s ability to assign the Lease; and

(f) is not a “top lease” and represents the first priority Lease granted by the mineral owner lessor.

“Excluded Records” means:

(a)           all corporate, financial, Tax, and legal data and records of Seller that relate to Seller’s business generally and are not predominantly related to the Properties;

(b)           all geological, geophysical or seismic data, materials or information, including maps, interpretations, records or other technical information related to or based upon any such data, materials or information, and any other asset, data, materials or information the transfer of which is restricted or prohibited under the terms of any third party license, confidentiality agreement or other agreement or the transfer of which would require the payment of a fee or other consideration to any third party and Buyer has not agreed to pay the fee or other consideration, as applicable;

(c)           all legal records and legal files of Seller that may be protected by attorney-client privilege (exclusive of Leases, title opinions and Contracts in respect of the Properties); and

(d)           all data and records directly relating to the sale of the Properties, including without limitation, communications with advisors or representatives of Seller and records of negotiations with third parties.

“Four County Area” shall have the meaning specified in Section 6.9.

“Governmental Authority” means any federal, state, local or foreign government or governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities, courts or tribunals.

“Hedging Transaction” means any futures, hedge, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, interest rates, currencies or securities.

“Hydrocarbons” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

“Indemnified Party” has the meaning specified in Section 10.2(a).

“Indemnifying Party” has the meaning specified in Section 10.2(a).

“Injunction” means a temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction, an order of a Governmental Entity having jurisdiction over any party hereto, or any legal restraint or prohibition.

“JOA” shall have the meaning specified in Section 3.2(d).

“Law” means any federal, state, local or foreign law, statute, rule, ordinance, code or regulation.

“Leases” has the meaning specified in Section 1.2(a) above.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, proceeding (public or private), litigation, investigation, complaint, claim or governmental proceeding.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, attachment, right of first refusal, option, easement, covenant, encroachment, or any other adverse claim whatsoever.

“Litigation” shall mean the Legal Proceedings, Orders and Official Actions.

“Losses” has the meaning specified in Section 10.1(d).

“Material Adverse Effect” shall mean:

(a) As to Buyer, any breach of Buyer’s representations and warranties, which individually or in the aggregate would materially impair Buyer’s ability to consummate the transactions contemplated by this Agreement or prevent the consummation of any of the transactions contemplated hereby.

(b) As to Seller, any breach of Seller’s representations and warranties, which individually or in the aggregate would materially impair Seller’s ability to consummate the transactions contemplated by this Agreement or prevent the consummation of any of the transactions contemplated hereby.

“Net Mineral Acres” shall mean the number of gross acres of minerals under a tract multiplied by the percentage of minerals covered by an Eligible Lease, multiplied by working interest percentage Seller owns in such Eligible Leases, with “ownership” for such purposes understood to mean a fee simple determinable estate under a currently effective oil, gas, and mineral lease.  By way of example, Seller shall own fifty (50) Net Mineral Acres in an Eligible Lease (i) which covers one hundred (100) acres, (ii) which covers fifty percent (50%) of the minerals under said one hundred (100) acres, and (iii) of which Seller owns one hundred percent (100%) of the working interest.

“Official Action” shall mean any domestic or foreign decision, order, writ, injunction, decree, judgment, award or any determination, both as presently existing and effective and as may become effective in the future, by any court, administrative body, or other tribunal.

“Order” means any order, judgment, Injunction, ruling, writ, award, decree, statute, law, ordinance, rule or regulation.

“PDP and PUD Acreage” means the acreage covered by Eligible Leases within the Four County Area which is classified as proved developed producing or proved undeveloped by petroleum engineering standards.

“Permit” means any permit, license, certificate (including a certificate of occupancy), registration, authorization, application, filing, notice, qualification, waiver of any of the foregoing or approval of a Governmental Authority.

“Permitted Liens” means:  (i) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings, (ii) operators’ liens and statutory liens, for taxes, assessments, labor and materials, where payment is not due (or that, if delinquent, are being contested in good faith); (iii) operating agreements, unit agreements, unitization and pooling designations and declarations, gathering and transportation agreements, processing agreements, gas, oil and liquids purchase, sale and exchange agreements and other contracts, agreements and installments that do not have a Material Adverse Effect or unreasonably interfere with the operation of the Properties; (iv) statutory or regulatory authority of governmental agencies; (v) easements, surface leases and rights, plat restrictions, pipelines, grazing, logging, canals, ditches, reservoirs, telephone lines, power lines, railways and similar encumbrances that do not unreasonably interfere with the operation of the Properties; (vi) liens, charges, encumbrances and irregularities in the chain of title which, because of remoteness in or passage of time, statutory cure periods, marketable title acts or other similar reasons, have not materially affected or interrupted, and are not reasonably expected to materially affect or interrupt, the claimed ownership of the party or the receipt of production revenues from the Properties affected thereby; and (vii) other liens set forth in Schedule 4.6.

“Person” means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority, or other entity.

“Purchase Price” has the meaning specified in Section 3.1.

“Schedule” means a disclosure schedule provided by Seller to Buyer pursuant to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning specified in the preamble hereof.

“Seller’s Existing Interests” means all of Seller’s working interests in the oil, gas and mineral leases described on Exhibit A.

“Subsidiaries” means, with respect to any Person, each entity as to which such Person (either alone or through or together with any other Subsidiary) (i) owns beneficially or of record or has the power to vote or control, 50% or more of the voting securities of such entity or of any class of equity interests of such entity the holders of which are ordinarily entitled to vote for the election of the members of the Board of Directors or other persons performing similar functions, (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member or owns a majority of the equity interests or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Surface Rights” has the meaning specified in Section 1.2(c) above.

“Tax” or “Taxes” means all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, asset, property, severance, documentary, stamp, excise and other taxes, duties and similar governmental charges or assessments imposed by or on behalf of any Governmental Authority and any interest, fines, penalties or additions relating to any such tax, duty, charge or assessment.

“Tax Return” means any return, report, information statement, or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Title Defect Amount” has the meaning specified in Section 6.3(c).

“Title Defect Notice” has the meaning specified in Section 6.3(b).

“Title Defect Property” has the meaning specified in Section 6.3(b).

“Title Defect” has the meaning specified in Section 6.3.

“Title Objection Period” has the meaning specified in Section 6.3(b).

“Two County Area” has the meaning specified in Section 6.3(b).

ARTICLE II

CLOSING

2.1 Closing.  The Closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Buyer at 10:00 a.m., Central Time, on March 31, 2011, or such other place or date as the parties hereto may mutually agree (the “Closing Date”).

2.2 Proceedings at Closing.  All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

ARTICLE III

SALE AND PURCHASE CONSIDERATION

3.1 Amount of Consideration.  The total purchase price to be paid by Buyer to Seller in consideration of the Properties (the “Purchase Price”) shall be $14,012,500, being the product of $4,750.00 times 2,950 Net Mineral Acres in the Eligible Leases conveyed to Buyer at Closing, as further described in Exhibit A.

For the purpose of the multiplication to be performed in the above calculations, partial Net Mineral Acres shall be expressed as the decimal percentage of a full Net Mineral Acre they represent.

3.2 Form of Consideration.

(a) Five Million Dollars ($5,000,000.00) of the Purchase Price shall be paid directly to CIT Capital USA (“CIT”) on behalf of Seller in partial satisfaction of Seller’s indebtedness to CIT under that certain Credit Agreement dated as of June 15, 2007 (as amended from time to time, the “Credit Agreement”) among Seller, as the borrower, CIT, as a lender and as administrative agent to the lenders, and the other lenders from time to time party thereto.

(b) At the option of Seller, to be exercised in Seller’s sole discretion upon advance notice to Buyer prior to the Closing Date, a portion of the Purchase Price shall be offset against Seller’s obligation to reimburse Buyer for bonus payments advanced by Buyer to lessors under certain oil, gas and mineral leases as set forth in Schedule 3.2(b).

(c) A portion of the Purchase Price equal to the outstanding principal amount advanced to Seller plus interest thereon at the rate of ten percent (10%) per annum from February 21, 2011, shall be offset against payment of the Convertible Promissory Note issued by Seller to Buyer dated February 21, 2011, the amount of which is set forth in the Preliminary Settlement Statement.

(d) Six Million Dollars ($6,000,000.00) less the amount in (c) above of the Purchase Price shall be represented by a credit to be provided to Seller by Buyer toward future joint interest billings to Seller pursuant to the Joint Operating Agreement referenced in paragraph 3 of the AJDA (the “JOA”) for Seller’s share of completion costs incurred for the Stout #2H, Groves #1H, and Keaton #1H wells and for Seller’s share of drilling and completion costs for the Lucey #1H well, the amount of which is set forth in the Prelininary Settlement Statement.

(e) The balance of the Purchase Price shall be paid to Seller by wire transfer at Closing to the account specified by Seller.

3.3 Seller shall prepare and deliver to Buyer before the Closing Date a statement (the “Preliminary Settlement Statement”) setting forth Seller’s good faith estimate of the amounts determined under Sections 3.2(b), 3.2(c), and 3.2(d) in addition to other items Seller may include in such statement.  Buyer shall cooperate with the preparation of the Preliminary Settlement Statement including the determination of the amount under Sectin 3.2(b).  Buyer may dispute in good faith any item set forth in the Preliminary Settlement Statement by delivery to Seller of written notice thereof after receipt of such estimate.  Buyer and Seller shall resolve any such dispute prior to Closing, and such agreement will be a condition to Closing as set forth in Article VII.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer:

4.1 Organization and Good Standing.  Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

4.2 Authorization of Agreement.  The execution and delivery of this Agreement by Seller and the performance of the transactions contemplated herein by Seller have been, or will be prior to Closing, duly authorized by all necessary action, and no other action on the part of Seller is (or will be) necessary to authorize this Agreement or consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies.

4.3 Conflicts, Consents of Third Parties.  Neither the execution and delivery by Seller of this Agreement nor consummation or performance by Seller of the transactions contemplated hereby to be consummated or performed by Seller will:  (a) violate any Law, (b) violate the certificate of organization or bylaws of Seller, (c) violate any Order to which Seller is a party or by which Seller is bound, (d) breach the provisions of any contract or agreement to which Seller is a party, or (e) require any consent from, authorization or approval or other action by, notice to or declaration, filing or registration with any Governmental Authority except for governmental consents and approvals that are customarily obtained after Closing.

4.4 Brokers.  Seller has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which the Buyer shall have any liability following the Closing.

4.5 Litigation.  As of the date of this Agreement there is no suit, action or proceeding pending, or, to the knowledge of Seller, threatened against or affecting Seller or its interest in the Properties that is reasonably likely to have a Material Adverse Effect on Seller or the transactions contemplated in this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Seller that is reasonably likely to have a Material Adverse Effect on Seller.

4.6 Title to Properties.  Except as set forth in Schedule 4.6, Seller has Defensible Title to the interests in the Leases set forth on Exhibit A other than with respect to Title Defects that are dealt with pursuant to Section 6.3.

4.7 Taxes and Assessments.  Seller has caused to be timely filed all material Tax returns relating to the Properties the failure to pay which could result in the placement of a Lien on all or a portion of the Properties.  Seller has paid or caused to be paid all ad valorem, property, and similar Taxes, except those being contested in good faith and disclosed to Buyer in writing.  Seller has not received written notice of any pending claim against Seller from any applicable taxing authority for assessment of Taxes with respect to the Properties.  There are no audits of Seller by any applicable taxing authority with respect to Taxes attributable to the Properties.  Except for statutory liens for property taxes and ad valorem taxes, there are no tax liens on or with respect to the Properties.

4.8 Compliance with Laws.  To the knowledge of Seller, Seller is in possession of all material Permits necessary to own, lease and operate its Properties and to carry on its business with respect to the Properties as it is now being conducted, except where the failure to be in possession of any of the Permits would not have a Material Adverse Effect and there is no action, proceeding or, to the knowledge of Seller, investigation pending or threatened regarding suspension or cancellation of any of the Permits.  Except as disclosed in Schedule 4.8, Seller is not in conflict with, or in default or violation of, (a) any Law to which any of the Properties is bound or subject or (b) any of the Permits, except where such conflict, default or violation would not have a Material Adverse Effect.

4.9 Forward Sales.  Seller is not obligated by virtue of a take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements reflected on Exhibit “A”), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Leases at some future time without receiving payment therefor at or after the time of delivery.

4.11 Hydrocarbon Sales.

(a) Except for Hydrocarbon sales contracts with a term not greater than ninety (90) days, no Hydrocarbons produced from the Properties are subject to a sales contract or other agreement relating to the marketing of Hydrocarbons, and no peson has any call upon, option to purchase or similar rights with respect to such properties or the rights thererfrom, except for third party operator rights under operating agreements covering the Properties;

(b) With respect to the Properties, Seller has the ability and right to obtain access to, produce, treat, transport, process, or otherwise market Hydrocarbons from the Leases without the need for any additional agreements.

4.12 Consents and Preferential Purchase Rights.  Except as listed on Schedule 4.11, none of the Leases are subject to any preferential rights to purchase or restrictions on assignment or required third-party consents to assignment which may be applicable to the transactions contemplated by this Agreement, except for governmental consents and approvals of assignments that are customarily obtained after Closing.

4.13 Contracts.  All Contracts affecting the Properties are listed on Schedule 1.2(b) attached.  Neither Seller nor any other party is in default under any Contract except for such defaults as would not have a Material Adverse Effect.  There are no Contracts with Affiliates of Seller which will be binding on the Properties after Closing.  None of the Contracts consist of, nor are the Properties subject to any, Hedging Transaction which will be binding on Buyer.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1 Organization and Good Standing.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby to be consummated by it.

5.2 Authorization of Agreement.  The execution and delivery of this Agreement by Buyer and the performance of the transactions contemplated herein by the Buyer have been duly authorized by all necessary action by the Buyer, and no other action on the part of Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

5.3 Conflicts, Consents of Third Parties.  Neither the execution and delivery by Buyer of this Agreement nor consummation or performance by Buyer of the transactions contemplated hereby to be consummated or performed by Buyer will: (a) violate any Law, (b) violate the certificate of incorporation or bylaws of Buyer, (c) violate any Order to which Buyer is a party or by which Buyer is bound (d) violate any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, or license applicable to Buyer, (e) any joint venture or other ownership arrangement of Buyer or (f) require any consent from, authorization or approval or other action by, and no notice to or declaration, filing or registration with any Governmental Authority.

5.4 No Default.  Except as would not reasonably be expected to have a Material Adverse Effect on Buyer, Buyer is not in default or violation of any term, condition or provision of (a) the certificate of incorporation or bylaws of Buyer, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Buyer is now a party or by which Buyer or any of its properties or assets is bound, or (c) any Order applicable to Buyer.

5.5 Litigation.  As of the date of this Agreement there is no suit, action or proceeding pending, or, to the knowledge of Buyer, threatened against or affecting Buyer that is reasonably likely to have a Material Adverse Effect on Buyer, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against Buyer that is reasonably likely to have a Material Adverse Effect on Buyer.

5.6 Brokers.  Buyer has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which Seller shall have any liability following the Closing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Further Actions.  At any time from and after the Closing, at the request of a party and without further consideration, each other party shall promptly execute and deliver such further agreements, certificates, instruments and documents and perform such other actions, at no cost to such party, as the requesting party may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement.

6.2 Conduct of Business Pending Closing.  Prior to the Closing Date, Seller will (except as consented to in writing by Buyer, such consent not to be unreasonably withheld, or otherwise permitted under this Agreement):

(a) not terminate, materially amend, or extend any material Contracts affecting the Properties, or enter into or commit to enter into any new material Contract relating to the Properties, or settle, compromise or waive any material right relating to the Properties,

(b) maintain insurance coverage on the Properties in the amounts and of the types presently in force,

(c) maintain in full force and effect the Leases, and pay all costs and expenses and perform all material obligations of the owner of the Properties promptly when due,

(d) maintain all Permits,

(e) not transfer, sell, hypothecate, encumber, or otherwise dispose of any Properties,

(f) not grant or create any preferential right to purchase, right of first opportunity or other transfer restriction or requirement with respect to the Properties, and

(g) not make any change in any method of accounting or accounting practice or policy with respect to the Properties, except as required by Law.

6.3 Title Due Diligence Examination.

(a) From the date of this Agreement, Seller shall afford to Buyer and Buyer’s authorized representatives reasonable access during normal business hours to the office, personnel and books and records of the Seller other than Excluded Records, in order for Buyer to conduct a title examination as it may in its sole discretion choose to conduct with respect to those of the Leases located in Marion or Tyler County, West Virginia (the “Two County Area”) in order to determine whether Title Defects (as below defined) exist (“Buyer’s Title Review”); provided, however, that such investigation shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of the Seller or impede the efforts of the Seller to comply with its other obligations under this Agreement.  Such books and records shall include all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, operating records and agreements, well files, financial and accounting records, geological, geophysical and engineering records, in each case insofar as same may now be in existence and in the possession of Seller and relate predominately to title to the Leases.  The cost and expense of Buyer’s Title Review, if any, shall be borne solely by Buyer.

(b) If Buyer discovers any Title Defect affecting any of the Leases located in the Two County Area, Buyer shall notify Seller as soon as reasonably possible, but in all cases prior to the termination of the AJDA (the “Title Objection Period”) of such alleged Title Defect.  To be effective, such notice (“Title Defect Notice”) must (i) be in writing, (ii) be received by Seller prior to the expiration of the Title Objection Period, (iii) describe the Title Defect in reasonable detail (including any alleged variance in the Net Revenue Interest), (iv) identify the specific Lease affected by such Title Defect, and (v) include the value of such Title Defect as determined by Buyer in good faith.  The Lease affected by such alleged Title Defect shall be a “Title Defect Property”.

(c) The “Title Defect Amount” shall mean, with respect to a Title Defect Property, the amount by which such Title Defect Property is impaired as a result of the existence of one or more Title Defects, which amount shall not exceed the portion of the Purchase Price attributable to such Lease (based on the Purchase Price formula set forth in Section 3.1) and shall be determined as follows:

(i)The Title Defect Amount with respect to a Title Defect Property shall be determined by taking into consideration the portion of the Purchase Price attributable to the Lease subject to such Title Defect (based on the Purchase Price formula set forth in Section 3.1), the portion of the Lease subject to such Title Defect, and the legal effect of such Title Defect on the Lease affected thereby; provided, however, that:  (A) if such Title Defect is in the nature of Seller’s Net Revenue Interest in a Lease being less than the Net Revenue Interest set forth on Exhibit “A” to this Agreement and the Working Interest remains the same, then the Seller and Buyer agree that the Purchase Price shall be reduced in an amount equal to the Purchase Price attributable to the relevant Lease multiplied by the percentage reduction in such net revenue interest as a result of such Title Defect or (B) if such Title Defect is in the nature of a Lien which is undisputed and liquidated in amount, then the Seller and Buyer agree that the Purchase Price shall be reduced in the amount equal to the amount required to fully discharge such Lien; and

                                (ii) If the Title Defect results from any matter not described in this Section 6.3, the Title Defect Amount shall be an amount equal to the difference between the value of the Lease affected by such Title Defect with such Title Defect and the value of such Lease without such Title Defect (taking into account the portion of the Purchase Price allocated to the Title Defect Property).

                                (d) If the amount of the adjustment for each Title Defect cannot be determined based on the above criteria, and if the Seller and Buyer cannot otherwise agree on the amount of an adjustment or the parties are unable to agree upon whether a Title Defect exists, either party may elect to resolve the dispute under the arbitration provisions in Section 12.1 of this Agreement.

(e) Within sixty (60) days following receipt of a Title Defect Notice, Seller, at its sole option, shall either (a) cure or remove such Title Defect at Seller’s sole cost, or (b) pay in cash to Buyer the Title Defect Amount associated with such Title Defect (the Title Defect Amount shall be determined in accordance with the procedures in Section 6.3(c) above), or (c) repurchase the Lease affected by such Title Defect from Buyer at the portion of the Purchase Price allocated to such Lease (such Closing shall occur within thirty (30) days after expiration of the sixty (60) day election period provided to Seller).

As used in this Section 6.3, “Title Defect” shall mean any particular defect in or failure of Seller’s ownership of any Lease:  (i) that causes Seller to not have conveyed Defensible Title to such Lease to Buyer at Closing or causes a Lease not to be an Eligible Lease and (ii) regarding which a Title Defect Notice has been timely and otherwise validly delivered.

(f) Certain of the Leases described on Exhibit A (“Counterpart Leases”) share the same Lease ID number except for the letter at the end of the Lease ID number (A, B, C, D, etc.).  For purposes hereof, the values assigned to the individual leases within a group of Counterpart Leases shall be aggregated and then allocated among the constituent individual leases proportionately on a Net Mineral Acre basis as if title were as represented.

                 6.4 Access to Information.  Upon reasonable notice, Seller shall afford to Buyer’s officers, employees, accountants, counsel and other representatives access, from the date hereof until the termination of the AJDA, to all its books, contracts, commitments, files and records relating to the Properties other than Excluded Records, as well as to its officers and employees and, during such period, Seller shall furnish to Buyer (a) a copy of each material report, schedule, and other document filed or received by it during such period and (b) all other information, other than Excluded Records, concerning the Properties as such other party may reasonably request that is not subject to a confidentiality agreement prohibiting Seller from furnishing.  Buyer agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 6.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.  Buyer shall indemnify, defend and hold harmless the Seller from and against any and all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, judgments, settlements, penalties, costs and expenses (including reasonable attorneys’ fees and expenses), of any nature whatsoever asserted against or suffered by the Seller relating to, resulting from or arising out of examinations or inspections made by Buyer or its representatives pursuant to this Section 6.4.  The foregoing indemnity is not intended to negate any rights or remedies Buyer may have under the remaining provisions hereof.

                6.5 Regulatory Approvals.  Each party hereto shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use all commercially reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, and any exemption or non-opposition by, any Governmental Authority required to be obtained or made by Seller or Buyer or any of their respective Affiliates in connection with the transactions contemplated hereby or the taking of any action contemplated by this Agreement.

6.6 Agreement to Defend.  In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereby agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto.

6.7 Consents and Preferential Rights.  Seller shall promptly prepare and send (i) notices to the holders of any required consents to assignment requesting such consents and (ii) notices to the holders of any applicable preferential rights to purchase which are set forth on Schedule 4.11 requesting waivers of such preferential rights to purchase.  The consideration payable under this Agreement for any particular property for purposes of preferential purchase right notices shall be the portion of the Purchase Price attributable to such property.  Seller shall use commercially reasonable efforts to cause such consents and waivers of preferential rights to purchase (or the exercise thereof) to be obtained and delivered prior to Closing.  Buyer shall cooperate with Seller in seeking to obtain such consents and waivers of preferential rights.

6.8 Other Actions.  Except as contemplated by this Agreement, neither Seller nor Buyer shall, nor permit any of its Affiliates to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions to the transactions contemplated hereby set forth in Article VI not being satisfied.  Each of the parties agrees to use its reasonable best efforts to satisfy the conditions to Closing set forth in this Agreement.

6.9 CIT Default Option.  In the event that CIT or its successors and assigns (a) accelerates the maturity of the indebtedness outstanding under the Credit Agreement in accordance with the terms thereof or (b) provides Seller notice that it intends to exercise remedies with respect to any of Seller’s leasehold interests owned at the time of Closing and within Marion, Marshall, Tyler, or Wetzel Counties, West Virginia (the “Four County Area”) in accordance with the terms of the security instruments securing Seller’s obligations under the Credit Agreement, then Buyer shall have the option to make an additional purchase from Seller, at a Purchase Price of $4,750.00 per Net Mineral Acre, of a proportionately distributed percentage of Seller’s leasehold interests owned at the time of Closing in all Eligible Leases covering lands within the Four County Area, excluding, however, the PDP and PUD Acreage, covering sufficient Net Mineral Acres such that the Purchase Price paid will be sufficient to completely discharge such indebtedness to CIT or its successors and assigns.

6.10 The closing of such purchase shall occur within thirty (30) days of Buyer’s written notice of the exercise of its option hereunder and at such closing the Purchase Price shall be paid directly to CIT or its successors and assigns and Seller shall convey the affected leasehold interests to Buyer by conveyance substantially similar to the Conveyance.  The mechanics of such closing shall be as described in Article VIII herein, except to the extent inconsistent with the terms of this Section 6.9 and except that delivery of the AJDA Amendment shall not be required.  Also, at the closing of such acquisition, Buyer will have the right, but not the obligation, to require that Seller resign as operator of all current or future wells covered by the AJDA and nominate Buyer as its successor operator of such wells; provided that if Buyer does not provide written notification at or prior to such closing of its option to become successor operator, Seller shall remain operator.

6.11 During the term of the AJDA, Seller agrees that it shall not consent to an amendment to Section 9.12 of the Credit Agreement (as amended by the Sixth Amendment to the Credit Agreement) that is adverse to Buyer without the prior written approval of Buyer.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Buyer’s Conditions.  Unless otherwise waived in writing prior to the Closing, the obligation of Buyer to complete the Closing is subject to fulfillment prior to or at the Closing of each of the following conditions:

(a) No Legal Proceeding.  At the Closing, no Legal Proceeding shall be pending or threatened seeking to enjoin or prevent, nor shall an Injunction, Order or Official Action have been issued prohibiting, consummation of the transactions contemplated hereby.

(b) Fulfillment of Obligations.  Seller shall have duly performed or complied with all of the obligations and covenants to be performed or to which compliance by Seller is required under the terms of this Agreement at or prior to the Closing Date.

(c) Accuracy of Representations and Warranties.  The representations and warranties of Seller set forth herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(d) Closing Deliveries.  Seller shall have delivered at or before Closing all of the items listed in Section 8.1.

(e) CIT has executed that certain Sixth Amendment to Credit Agreement dated as of the date hereof, providing that it shall (1) supply releases of any liens filed for the benefit of CIT and encumbering any Leases purchased by Buyer (i) pursuant to an exercise of Buyer’s option in Section 6.9 or (ii) pursuant to an exercise of Buyer’s option to purchase acreage under Section 3 of the AJDA Amendment and (2) waive any “Reduction Delinquency Charge” (as defined in the Credit Agreement) in the event of (i) repayment by Buyer of Seller’s obligations to CIT under the Credit Agreement in the event of CIT’s acceleration of the maturity of such obligations within 90 days after the date hereof or (ii) repayment of Seller’s obligations to CIT under the Credit Agreement with the proceeds of the sale of any acreage pursuant to an exercise of Buyer’s option to purchase acreage under Section 3 of the AJDA Amendment.

7.2 Seller’s Conditions.  Unless otherwise waived in writing prior to Closing, the obligation of Seller to complete the Closing is subject to fulfillment prior to or at Closing of each of the following conditions.

(a) No Legal Proceeding.  At the Closing, no Legal Proceeding shall be pending or threatened seeking to enjoin or prevent, nor shall an Injunction, Order or Official Action have been issued prohibiting, consummation of the transactions contemplated hereby.

(b) Fulfillment of Obligations.  Buyer shall have duly performed or complied with all of the obligations and covenants to be performed or to which compliance by Buyer is required under the terms of this Agreement at or prior to the Closing Date.

(c) Accuracy of Representations and Warranties.  The representations and warranties of Buyer set forth herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(d) Closing Deliveries.  Buyer shall have delivered at or before Closing all of the items listed in Section 8.2.

(e) CIT has executed that certain Sixth Amendment to Credit Agreement dated as of the date hereof, providing that it shall (1) supply releases of any liens filed for the benefit of CIT and encumbering any Leases purchased by Buyer (i) pursuant to an exercise of Buyer’s option in Section 6.9 or (ii) pursuant to an exercise of Buyer’s option to purchase acreage under Section 3 of the AJDA Amendment and (2) waive any “Reduction Delinquency Charge” (as defined in the Credit Agreement) in the event of (i) repayment by Buyer of Seller’s obligations to CIT under the Credit Agreement in the event of CIT’s acceleration of the maturity of such obligations within 90 days after the date hereof or (ii) repayment of Seller’s obligations to CIT under the Credit Agreement with the proceeds of the sale of any acreage pursuant to an exercise of Buyer’s option to purchase acreage under Section 3 of the AJDA Amendment.

ARTICLE VIII

DELIVERIES AT CLOSING

8.1 Deliveries by Seller to Buyer.  At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer the following:

(a) A certificate duly executed by the secretary or any assistant secretary of Seller, dated the Closing Date, (i) attaching and certifying on behalf of the Seller complete and correct copies of resolutions of the board of directors or other governing body of Seller authorizing the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby and that such authorizations are in full force and effect and have not been rescinded or amended as of the Closing Date, and  (ii) certifying on behalf of Seller the incumbency and signature of each officer of Seller executing this Agreement or any document delivered in connection with the Closing;

(b) A certificate of Seller or duly authorized officer thereof certifying as to those matters set out in Section 7.1(a), (b) and (c) hereof;

(c) The Conveyance in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller;

(d) Executed statements described in Treasury Regulation 1.1445-2(b)(2) certifying that each Seller is not a foreign person within the meaning of the Code; and

(e) Two fully executed counterparts of a Sixth Amendment to Farmout and Area of Joint Development Agreement in the form attached hereto as Exhibit C (the “AJDA Amendment”), amending the AJDA as stated therein.

8.2 Deliveries by Buyer to Seller.  At the Closing, in addition to making the payments described in Section 3.2, Buyer shall deliver to each Seller the following:

(a) A certificate of a duly authorized representative of Buyer, dated the Closing Date, (i) attaching and certifying on behalf of the Seller complete and correct copies of resolutions of the board of directors or other governing body of Seller authorizing the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby and that such authorizations are in full force and effect and have not been rescinded or amended as of the Closing Date, and  (ii) certifying on behalf of Seller the incumbency and signature of each officer of Seller executing this Agreement or any document delivered in connection with the Closing;

(b) A certificate of Buyer or duly authorized officer thereof certifying as to those matters set out in Section 7.2(a), (b) and (c) hereof;

(c) The Conveyance duly executed by Buyer on each duplicate original delivered by Seller; and

(d) Two fully executed counterparts of the AJDA Amendment.

ARTICLE IX

TERMINATION

9.1 Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a) by mutual written consent of the Seller and Buyer;

(b) by the Seller or Buyer if any Governmental Authority shall have issued any Injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such Injunction or other action shall have become final and non-appealable; or

(c) by Seller or Buyer if the other shall have failed or refused to close the transaction contemplated hereby on or before April 5, 2011, or such later date as mutually agreed.

9.2 Effect of Termination.  In the event of termination of this Agreement by any party hereto as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except (i) with respect to this Section 9.2, Section 12.12, and the last sentence of Section 6.4, and (ii) to the extent that such termination results from the willful breach by a party hereto of any of its representations and warranties or of any of its covenants or agreements contained in this Agreement.

ARTICLE X

INDEMNIFICATION

10.1 Assumption and Indemnification.

(a) FROM AND AFTER CLOSING, BUYER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER, ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, EMPLOYEES AND REPRESENTATIVES (“SELLER GROUP”) FROM AND AGAINST ALL LOSSES (as defined below in Subsection 10.1(d)) INCURRED OR SUFFERED BY SELLER GROUP:

(i) CAUSED BY OR ARISING OUT OF OR RESULTING FROM THE ASSUMED OBLIGATIONS (defined below);

(ii) CAUSED BY OR ARISING OUT OF OR RESULTING FROM THE OWNERSHIP, USE OR OPERATION OF THE PROPERTIES, ON OR AFTER THE CLOSING DATE; OR

(iii) CAUSED BY OR ARISING OUT OF OR RESULTING FROM ANY BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT MADE BY BUYER CONTAINED IN ARTICLE V OF THIS AGREEMENT.

Upon and after Closing, Buyer shall assume and perform all the rights, duties, obligations and liabilities of ownership of the Properties including, without limitation:  (A) a proportionate share of Seller’s express and implied obligations and covenants after the Closing Date under the terms of the Leases, the Contracts, and all other orders, rules and regulations to which the Properties are subject; (B) a proportionate share of responsibility for all royalties, overriding royalties, rentals, shut-in payments and other burdens or encumbrances to which the Properties are subject accruing after the Closing Date; (C) responsibility for compliance with all applicable Laws pertaining to the Properties, and the procurement and maintenance of all permits required by public authorities in connection with the Properties after the Closing Date; and (D) all other obligations assumed by Buyer under this Agreement (the “Assumed Obligations”).  Seller remains responsible for all costs, expenses and liabilities incurred by Seller in connection with the ownership or operation of the Properties before the Closing Date, except (A) those for which Buyer indemnifies Seller under 10.1(a)(i) or 10.1(a)(iii); or, (B) those arising out of specific matters or claims for which Buyer has received an adjustment to the Purchase Price (the “Retained Obligations”).

(b) FROM AND AFTER CLOSING, AND EXCEPT AS PROVIDED IN SUBSECTION 10.1(a), SELLER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS BUYER AND ITS OFFICERS, DIRECTORS, AGENTS, EMPLOYEES AND REPRESENTATIVES AGAINST AND FROM ALL LOSSES INCURRED OR SUFFERED BY BUYER:

(i) CAUSED BY OR ARISING OUT OF OR RESULTING FROM THE OWNERSHIP, USE OR OPERATION OF THE PROPERTIES ON OR BEFORE THE CLOSING DATE;

(ii) CAUSED BY OR ARISING OUT OF OR RESULTING FROM ANY BREACH OF ANY REPRESENTATION OR WARRANTY MADE BY SUCH SELLER CONTAINED IN ARTICLE IV OF THIS AGREEMENT; OR

(iii) CAUSED BY OR ARISING OUT OF OR RESULTING FROM THE RETAINED OBLIGATIONS.

(c) Damages or other claims for Title Defects shall be exclusively handled pursuant to Section 6.3 and are excluded from indemnification under this Article X or otherwise.

(d) “Losses”, for purposes of this Article X shall mean the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any

Indemnified Party (as defined in Section 10.2) arising out of or resulting from the indemnified matter, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that Buyer and Seller shall not be entitled to indemnification under this Section 10.1(d) for, and “Losses” shall not include, (i) loss of profits or other consequential damages suffered by the party claiming indemnification, or (ii) any special or punitive damages (other than indirect, consequential, special or punitive damages suffered by third Persons and payable by an Indemnified Person).

(e) The indemnity of each party provided in this Article X shall be for the benefit of and extend to such party’s present and former Affiliates, and its and their respective directors, officers, employees, and agents.  Any claim for indemnity under this Article X by any such Affiliate, director, officer, employee, or agent must be brought and administered by the applicable party to this Agreement.  No Indemnified Party other than Seller and Buyer shall have any rights against either Seller or Buyer under the terms of this Article X except as may be exercised on its behalf by Buyer or Seller, as applicable, pursuant to this Section 10.1(e).  Seller and Buyer may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Parties affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Party for any action or inaction under this Section.

(f) Notwithstanding anything to the contrary set forth in this Agreement, Seller shall have no liability to Buyer or its officers, directors, agents, employees and representatives or obligation to indemnify Buyer for any specific matter or claim for which Buyer has received an adjustment to the Purchase Price.

10.2 Indemnification Procedures.

(a) If any third party asserts any claim against a party to this Agreement which, if successful, would entitle the party to indemnification under this Article X (the “Indemnified Party”), it shall give notice of such claim to the party from whom it intends to seek indemnification (the “Indemnifying Party”) and the Indemnifying Party shall have the right to assume the defense and, subject to Section 10.2(b), settlement of such claim at its expense by representatives of its own choosing acceptable to the Indemnified Party (which acceptance shall not be unreasonably withheld).  The failure of the Indemnified Party to notify the Indemnifying Party of such claim shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have with respect to such claim, except to the extent that the defense is materially prejudiced by such failure.  The Indemnified Party shall have the right to participate in the defense of such claim at its expense (which expense shall not be deemed to be a Loss), in which case the Indemnifying Party shall cooperate in providing information to and consulting with the Indemnified Party about the claim.  If the Indemnifying Party fails or does not assume the defense of any such claim within 15 days after written notice of such claim has been given by the Indemnified Party to the Indemnifying Party, the Indemnified Party may defend against or, subject to Section 10.2(b), settle such claim with counsel of its own choosing at the expense (to the extent reasonable under the circumstances) of the Indemnifying Party.

(b) If the Indemnifying Party does not assume the defense of a claim involving the asserted liability of the Indemnified Party under this Article X, no settlement of such claim shall be made by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  If the Indemnifying Party assumes the defense of such a claim, (i) no settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claim that may be made against the Indemnified Party, (B) the sole relief provided is monetary damages that have been paid in full by the Indemnifying Party, and (C) the settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim, and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its consent.  Notwithstanding anything in this Agreement to the contrary, the Litigation shall not be settled or compromised on any terms and conditions without the prior written consent of Seller’s Representative.

10.3 Limits on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement:

(a) All representations and warranties contained in this Agreement shall survive the Closing, subject to applicable statutes of limitations or repose.

(b) Any payments made to Seller or the Buyer pursuant to this Article X shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the Buyer and Seller on their Tax Returns.

ARTICLE XI

TAXES

11.1 Cooperation.  Each party shall provide the other party with such cooperation and information as it reasonably may request with respect to the Properties in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes.  Each party shall bear its own expenses in complying with the foregoing provisions.

11.2 Sales or Use Tax, Recording Fees and Similar Taxes and Fees.  Buyer shall pay its proportionate share of any sales, use, excise, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby.  If such transfers or transactions are exempt from any such taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Buyer will timely furnish to Seller such certificate or evidence.

ARTICLE XII

GENERAL

12.1 Arbitration.

(a) Except for the right to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any controversy or failure to agree arising under this Agreement and not resolved by agreement shall be determined by a board of arbitration upon notice of submission given by Buyer to Seller, or vice versa, which notice shall name a qualified, impartial, and independent arbitrator.  Within ten (10) days after the receipt of such notice, the other party or parties shall name a second qualified, impartial and independent arbitrator, or failing to do so, the party giving notice shall name the second arbitrator.  Within twenty-five (25) days after sending the original notice of submission the two arbitrators so appointed shall name the third qualified, independent arbitrator, or failing to do so, the third arbitrator may be appointed by the American Arbitration Association (“AAA”).

(b) The arbitrators selected to act hereunder shall be qualified by education and experience to pass on the particular question in dispute.  The arbitrators shall promptly hear and determine (after due notice of hearing and giving the parties a reasonable opportunity to be heard) the questions submitted, and shall render their decision within sixty (60) days after appointment of the third arbitrator.  If within said period a decision is not rendered by the board, or majority thereof, new arbitrators may be named and shall act hereunder at the election of either Buyer or Seller in like manner as if none has been previously named.

(c) The arbitration proceeding shall be held in Kanawha County, West Virginia in accordance with the Commercial Arbitration Rules of the AAA as in effect on the date thereof .

(d) The decision of the arbitrators, or the majority thereof, made in writing shall be final, binding and non-appealable upon the parties hereto as to the questions submitted, and Buyer and Seller will abide by and comply with such decision.  The expenses of arbitration, including reasonable compensation of the arbitrators, shall be borne equally by the parties hereto, except that each party shall bear the compensation and expenses of its own counsel, witnesses, and employees.

12.2 Amendments.  This Agreement may only be amended by an instrument in writing executed by Buyer and Seller.

12.3 Waivers.  The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in a writing signed by the party entitled to enforce such term and against which such waiver is to be asserted.  Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

12.4 Notices.  Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given (and shall be deemed to have been duly given upon receipt) if sent by overnight mail, registered mail or certified mail, postage prepaid, or by hand, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to Buyer, to:

Republic Energy Ventures, LLC
4925 Greenville Avenue, Suite 1050
Dallas, Texas 75206
Attn: John Swanson

With a copy to:

Carrington Coleman Sloman & Blumenthal, LLP
901 Main Street, Suite 5500
Dallas, Texas 75202
Attn:  David G. Drumm, Esq.

(b) If to the Seller, to:

Trans Energy, Inc.
P.O. Box 393
St. Marys, West Virginia 26170
Attn: John G. Corp, President

With a copy to:

Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attn:  Louis R. Strubeck, Jr., Esq.

12.5 Successor and Assigns, Parties in Interest.  This Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no Person shall be deemed a third party beneficiary under or by reason of this Agreement.  Seller waives any preferential rights, “tag-along rights” or similar rights it may have under the AJDA with respect to the assignment by Buyer of its rights under this Agreement to an entity to which Buyer makes a contribution of such rights as a constituent member thereof.

12.6 Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.

12.7  Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto, and the documents and instruments executed and delivered in connection herewith) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, among the parties or any of them with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith.  All Exhibits and Schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.

12.8 Schedules.  Nothing in the Schedules is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant unless clearly specified to the contrary herein.  Any disclosure on one Schedule shall be deemed to be disclosed on all Schedules and under the Agreement.  Inclusion of any item in the Schedules (a) shall be deemed to be disclosure of such item on all Schedules and under the Agreement, (b) does not represent a determination that such item is material nor shall it be deemed to establish a standard of materiality, (c) does not represent a determination that such item did not arise in the ordinary course of business, (d) does not represent a determination that the transactions contemplated by the Agreement require the consent of third parties and (e) shall not constitute, or be deemed to be, an admission to any third party concerning such item.  The Schedules include descriptions of instruments or brief summaries of certain aspects of Seller and the Properties.  The descriptions and brief summaries are not necessarily complete and are provided in the Schedules to identify documents or other materials previously delivered or made available.

12.9 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction.  Venue for any proceeding hereunder shall be in the District Court of Kanawha County, West Virginia.

12.10 Remedies.  Each of the parties hereto acknowledges and agrees that (i) the provisions of this Agreement are reasonable and necessary to protect the proper and legitimate interests of the other parties hereto, and (ii) the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to preliminary and permanent injunctive relief to prevent breaches of the provisions of this Agreement by other parties hereto without the necessity of proving actual damages upon posting of a suitable bond, and to enforce specifically the terms and provisions hereof and thereof, which rights shall be cumulative and in addition to any other remedy to which the parties hereto may be entitled hereunder or at law or equity.

12.11 Expenses.  The Seller and Buyer shall each bear their own expenses (including, without limitation, fees and disbursements of counsel, accountants and other experts) incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

12.12 Release of Information; Confidentiality.  The parties shall cooperate with each other in releasing information concerning this Agreement and the transactions contemplated hereby.  No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by any party without prior consultation with and written consent of each other party, except for any legally required communication by any party and then only with prior consultation and at least 12 hours notice together with copies of all drafts of the proposed text, prior to the time the communication is made public.  Neither party shall disclose, without the prior written consent of the other party, the economic terms of the transaction effected hereby, or the terms and provisions of this Agreement, except as  may be required by law.

12.13 Certain Construction Rules.  The article and section headings contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years and (b) any reference to a “Section,” “Article,” or “Schedule” shall be deemed to refer to a section or article of this Agreement or an Exhibit or Schedule attached to this Agreement.  The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

12.14 Counterparts.  This Agreement may be executed (including by facsimile transmission) in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

[Signatures on Next Pages]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

BUYER:

REPUBLIC ENERGY VENTURES, LLC
a Delaware limited liability Company

By: Republic Energy Operating, LLC,
a Texas limited liability company,
its manager

By: John D. Swanson, President

SELLER:

TRANS ENERGY, INC.
a Nevada corporation

By: John G. Corp, President